Exhibit 21

SUBSIDIARIES OF FREIGHTCAR AMERICA, INC.

Name of Subsidiary	Percent Ownership by Registrant
JAC Operations Inc.	100%
Johnstown America Corporation	100%
Freight Car Services, Inc.	100%
JAIX Leasing Company	100%
JAC Patent Company	100%
FreightCar Roanoke, Inc.	100%
FreightCar Rail Services, LLC	100%
FreightCar Short Line, Inc.	100%
Titagarh FreightCar Private Limited	51%
FreightCar Mauritius Ltd.	100%

All subsidiaries are Delaware corporations except Titagarh FreightCar Private Limited, which is incorporated in India, FreightCar Mauritius Ltd., which is incorporated in Mauritius, and FreightCar Rail Services, LLC., which is a Delaware limited liability company.